Exhibit 99.1

For Release 2 p.m. PDT

Sept. 19, 2017

Microsoft announces quarterly dividend and changes to its board of directors

Annual shareholders meeting set for Nov. 29, 2017

REDMOND, Wash. — Sept. 19, 2017 — Microsoft Corp. on Tuesday announced that its board of directors declared a quarterly dividend of $0.42 per share, reflecting a 3 cent or 7.6 percent increase over the previous quarter’s dividend. The dividend is payable Dec. 14, 2017, to shareholders of record on Nov. 16, 2017. The ex-dividend date will be Nov. 15, 2017.

The company also announced the date for the 2017 annual shareholders meeting, to be held Nov. 29, 2017. Shareholders at the close of business on Sept. 29, 2017, the record date, will be entitled to vote at the annual shareholders meeting.

In addition, the company announced the appointment of Hugh Johnston, vice chairman and chief financial officer of PepsiCo, to its board of directors and to the board’s audit committee, effective immediately. Johnston brings valuable experience through his nearly 30-year history at PepsiCo, the global food and beverage company whose product portfolio includes 22 brands that generate more than $1 billion each in estimated annual retail sales.

Johnston, 56, has served as the chief financial officer since 2010 and became vice chairman in 2015. In his career at PepsiCo, he has served as executive vice president of global operations, president of Pepsi-Cola North America, senior vice president of transformation, and senior vice president of mergers and acquisitions. Johnston has previously served as a director and audit committee chair for Twitter Inc. and AOL Inc. He currently serves as a director for the Peterson Institute for International Economics, on the University of Chicago’s Booth School CFO Advisory Board, and on Syracuse University’s Whitman School of Management Advisory council. Adding Johnston increases Microsoft’s board to 13 members.

“Hugh is an accomplished financial and business leader who brings a depth of experience from his successful career at PepsiCo where he has oversight of finance, IT, e-commerce and the company’s digital transformation,” said John W. Thompson, independent Microsoft board chairman. “He is a great addition to Microsoft’s board of directors, and we look forward to working with him.”

Microsoft also announced that G. Mason Morfit, president and chief investment officer of ValueAct Capital, will not seek re-election to the board. His current term expires at the annual shareholders meeting in November.

“Mason has been a valuable adviser at an important time in Microsoft’s transformation, and we are grateful for his contributions,” Thompson said.

Other board members include John W. Thompson, Microsoft independent chairman; William H. Gates, Microsoft founder and technology advisor; Reid Hoffman, partner at Greylock Partners; Teri L. List-Stoll, executive vice president and chief financial officer of Gap Inc.; Satya Nadella, chief executive officer of Microsoft; Charles H. Noski, former vice chairman of Bank of

America Corp.; Dr. Helmut Panke, former chairman of the board of management at BMW AG; Sandra E. Peterson, group worldwide chairman for Johnson & Johnson; Charles W. Scharf, chief executive officer of The Bank of New York Mellon Corp.; John W. Stanton, chairman of Trilogy Equity Partners; and Padmasree Warrior, CEO and chief development officer of NIO USA Inc.

Microsoft (Nasdaq “MSFT” @microsoft) is the leading platform and productivity company for the mobile-first, cloud-first world, and its mission is to empower every person and every organization on the planet to achieve more.

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